UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2021

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

District of Columbia (state or other jurisdiction of incorporation)	1-7102 (Commission File Number)	52-0891669 (I.R.S. Employer Identification No.)

20701 Cooperative Way Dulles, VA	20166-6691 (Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code: (703) 467-1800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
7.35% Collateral Trust Bonds, due 2026	NRUC 26	New York Stock Exchange
5.50% Subordinated Notes, due 2064	NRUC	New York Stock Exchange

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

On March 10, 2021, the Board of Directors (the “Board”) of National Rural Utilities Cooperative Finance Corporation (the “Company”) appointed J. Andrew Don to succeed Sheldon C. Petersen as the Company’s Chief Executive Officer, effective as of May 3, 2021, when Mr. Peterson’s previously announced retirement from such position is expected to occur.

Mr. Don, age 61, has served as the Company’s Senior Vice President and Chief Financial Officer since July 1, 2013. From June 2010 until July 2013, he served as the Company’s Senior Vice President and Treasurer. He originally joined the Company in September 1999 as Director of Loan Syndications and became Vice President of Capital Market Relations in June 2005. Prior to joining the Company, he held the position of Vice President and Manager of the Washington, D.C. Office for The Bank of Tokyo-Mitsubishi. Mr. Don started his banking career with the Bank of Montreal in New York in 1984 and subsequently was a Vice President for Corporate Banking for The Bank of New York from 1987 to 1990.

Employment Agreement with Mr. Don

In connection with Mr. Don’s appointment as Chief Executive Officer, on March 10, 2021, the Company and Mr. Don entered into an employment agreement (the “Agreement”), which agreement has been approved by the Board and the Compensation Committee of the Board.

Under the Agreement, Mr. Don’s initial term of employment as the Company’s Chief Executive Officer will continue through May 31, 2024, unless earlier terminated by either party. The Agreement provides that the initial term will automatically extend for an additional year on an annual basis unless either party gives written notice of non-renewal 6 months prior to such June 1st renewal date.

The Agreement provides that during the term, Mr. Don will receive a base salary at an annual rate of not less than $1,000,000 per annum, plus an opportunity to receive an annual incentive pursuant to the Company’s annual incentive plan and a long term incentive pursuant to the Company’s long term incentive plan, in each case, if applicable performance goals and/or other criteria are achieved with respect thereto.

Under the Agreement, if the Company terminates Mr. Don’s employment during the term without “cause,” or Mr. Don terminates his employment during the term for “good reason” (each term as defined below), the Company is obligated to pay him a lump-sum payment equal to the product of two times his annual base salary at the rate in effect at the time of termination and his short-term incentive bonus, if any, for the previous year.

For purposes of the Agreement, “cause” generally means (i) material failure to observe and comply with any of the Company’s material written policies, including without limitation its policies prohibiting harassment (sexual or otherwise) and discrimination, (ii) continued failure to substantially perform his material duties with the Company (other than any failure due to his physical or mental illness, incapacity or disability) which is not cured within thirty (30) calendar days after receipt by him of written notice of such failure, (iii) willful failure to carry out, or comply with, in any material respect any lawful and reasonable written directive of the Board, (iv) commission of any act or omission that results in an indictment, charge, conviction, plea of no contest or imposition of unadjudicated probation for any felony or any crime involving moral turpitude, or (v) material or willful breach of the Agreement. “Good reason” generally means (x) a reduction in the rate of Mr. Don’s base salary other than a reduction that is of the same relative percentage magnitude as applies to other executive officers of the Company, (y) a material decrease in his titles, duties or responsibilities, or (z) the relocation of the Company’s principal office or the relocation of Mr. Don to a location more than 50 miles from the Company’s current principal office.

The Agreement contains restrictive covenants, including non-competition and non-solicitation covenants effective so long as Mr. Don is an employee and for a period of 12 months after his employment is terminated.

The foregoing summary of the Agreement does not constitute a complete summary of its terms and is qualified in its entirety by reference to the text of the Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       The following exhibit is filed as part of this report:

Exhibit No.	Description
10.1	Employment Agreement, entered into and effective as of March 10, 2021, between the Company and J. Andrew Don

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

By:	/s/ Roberta B. Aronson
Roberta B. Aronson
Senior Vice President and General Counsel

Dated: March 11, 2021